EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-180934, 333-134015, 333-134291, 333-104011, 333-84312, 333-57244, 333-34312, and 333-39627 and 333-195839) of Datawatch Corporation of our report dated November 13, 2015, relating to our audits of the consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting, which appear in this Annual Report on Form 10-K of Datawatch Corporation for the year ending September 30, 2015.

/s/ RSM US LLP

RSM US LLP

Boston, Massachusetts
November 13, 2015